                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-48227

            Prospectus Supplement to Prospectus dated April 3, 1998.

                                  $200,000,000

                    BURLINGTON NORTHERN SANTA FE CORPORATION

               Puttable Reset Securities PURSSM due May 13, 2029

                               ----------------

Until May 13, 1999, Burlington Northern Santa Fe Corporation will pay interest on the Debentures on each of the following dates: on December 14, 1998 and on January 14, February 16, March 16, April 16 and May 13, 1999. During this period, the interest rate on the Debentures will be reset monthly to the One-Month LIBOR Rate plus 0.75%.

On May 13, 1999, one of two things will happen. Either (1) Goldman, Sachs & Co. will exercise its right to purchase all the Debentures from the holders or (2) the Company will repurchase the Debentures from the holders. If Goldman, Sachs & Co. exercises its right to purchase the Debentures, then the interest rate will be reset by the Calculation Agent. The new rate will be fixed on the basis of certain bids the Calculation Agent will request from various dealers as described in this prospectus. The reset interest payments will be made on May 13 and November 13 of each year, beginning on November 13, 1999.

                               ----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                                                    Per Debenture    Total
                                                    ------------- ------------
Initial public offering price...................... 100%          $200,000,000
Underwriting discount.............................. 0.125%        $250,000
Proceeds, before expenses, to Burlington Northern
 Santa Fe Corporation.............................. 106.035%      $212,070,000

The initial public offering price set forth above does not include accrued interest, if any. Interest on the Debentures will accrue from November 13, 1998 and must be paid by the purchaser if the Debentures are delivered after November 13, 1998. The proceeds to Burlington Northern Santa Fe Corporation set forth above include a payment by Goldman, Sachs & Co. for the call option it will have with respect to the Debentures.
--------
  PURSSM is a service mark of Goldman, Sachs & Co.

                               ----------------

Goldman, Sachs & Co. expects to deliver the Debentures in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on November 13, 1998.

                              GOLDMAN, SACHS & CO.

                               ----------------

                 Prospectus Supplement dated November 9, 1998.

                      WHERE YOU MAY FIND MORE INFORMATION

  Burlington Northern Santa Fe Corporation ("Burlington Northern Santa Fe", the "Company" or "we") files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you simply by referring you to documents which we have filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the underwriters (and any dealers or brokers involved) complete the sale to the public:

    (1) Annual Report on Form 10-K for the year ended December 31, 1997, as amended;

    (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

    (3) Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

    (4) Current Report on Form 8-K (Date of earliest event reported: February 6, 1998);

    (5) Current Report on Form 8-K (Date of earliest event reported: July 16,
  1998); and

    (6) Current Report on Form 8-K (Date of earliest event reported: October 20, 1998).

If you would like a copy of any of the documents incorporated by reference into this prospectus supplement, please make your request in writing or by telephone to:

 Burlington Northern Santa Fe Corporation
 2650 Lou Menk Drive
 Fort Worth, Texas 76131-2830
 Attention: Corporate Secretary
 Telephone: (817) 352-6454.

We will provide you with the copies you request free of charge (other than the exhibits to the requested documents unless they are specifically incorporated by reference into the documents).

Currency amounts in the prospectus and this prospectus supplement are stated in United States dollars, unless we indicate otherwise.

                                  THE COMPANY

  We are engaged primarily in railroad transportation through our principal operating subsidiary, The Burlington Northern and Santa Fe Railway Company ("BNSF Railway"). BNSF Railway operates one of the largest railroad networks in the United States, with approximately 34,000 route miles as of December 31, 1997. Approximately 7,800 route miles of BNSF Railway's system consist of trackage rights which permit BNSF Railway to operate its trains with its crews over another railroad's tracks. BNSF Railway's system covers 28 states in the western two-thirds of the United States and two Canadian provinces. In particular, BNSF Railway serves all major ports in the western United States, certain Mexican and Canadian gateways and Gulf ports and important gateways to the eastern United States.

  BNSF Railway derives a substantial portion of its revenues from intermodal transportation (which means the transportation of freight containers and truck trailers on flatcars) and the transportation of coal and agricultural commodities. Other significant aspects of BNSF Railway's business include the transportation of chemicals, forest products, consumer goods, metals and minerals and automobiles and automobile parts.

  Our principal executive offices are located at 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830, telephone number (817) 352-6454.

                       RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated. The ratios reflect the historical results only for Burlington Northern Inc. in all periods before 1996, except for the year ended December 31, 1995, which period includes Santa Fe Pacific Corporation results from September 22, 1995 through December 31, 1995.

                                NINE MONTHS
                                   ENDED
                                 SEPTEMBER
                                    30,          YEAR ENDED DECEMBER 31,
                                ------------  --------------------------------
                                1998(2) 1997  1997(3) 1996  1995(3) 1994  1993
                                ------- ----  ------- ----  ------- ----  ----
Earnings to Fixed Charges(1)...  4.24x  3.56x  3.52x  3.89x  1.85x  3.70x 3.19x

--------
(1) For purposes of this ratio, we calculate earnings by adding fixed charges (excluding capitalized interest) to pre-tax income (loss) from continuing operations. Fixed charges consist of interest on indebtedness (including amortization of debt discount and premium) and the portion of rental expense under long term operating leases representative of an interest factor.
(2) Earnings for the nine months ended September 30, 1998 include a pre-tax gain of $67 million on the sale of substantially all of the Company's interest in Santa Fe Pacific Pipeline Partners, L.P. Excluding this gain, the ratio for the nine months ended September 30, 1998 would have been 4.08x.

(3) Earnings for the years ended December 31, 1997 and 1995 include special charges of $90 million and $735 million (before tax), respectively. Excluding these charges, the ratios for 1997 and 1995 would have been 3.68x and 3.91x, respectively.

                                USE OF PROCEEDS

  We will use the net proceeds from the sale of the Debentures for general corporate purposes, including but not limited to the repayment of commercial paper having an average interest rate of approximately 5.7%.

                           DESCRIPTION OF DEBENTURES

  The Puttable Reset Securities PURSSM due May 13, 2029 (the "Debentures") are a separate series of the Debt Securities described in the accompanying prospectus. Investors should read the prospectus for a detailed summary of other provisions of the Debentures. The description of the Debentures below supplements the description of the Debentures contained in the prospectus. If the descriptions contained in these documents are inconsistent, this prospectus supplement controls. Capitalized terms used but not defined in this prospectus supplement have the meanings given to them in the prospectus.

GENERAL

  The Debentures will mature on May 13, 2029 (the "Final Maturity"), but the Company may be required to repurchase them earlier as described in "--Put Option" below. The Debentures may not otherwise be redeemed and are not entitled to the benefit of any sinking fund. The aggregate principal amount of the Debentures is limited to $200,000,000, but the Indenture does not limit the amount of other debt securities that may be issued by the Company. The Debentures will not be secured. The Debentures are general obligations of the Company and will rank equally with all other unsecured and unsubordinated debt of the Company.

  The Company has agreed with Goldman, Sachs & Co., as holder of the Call Option (as defined below), that from November 9, 1998 until the Final Dealer (as defined below) notifies the Company that the remarketing of the Debentures is complete, the Company will not cause or permit the terms of the Debentures (or the Indenture, as it relates to the Debentures) to be modified in any way, and may not make open market or other purchases of the Debentures except pursuant to the Put Option, or in certain limited circumstances, without the prior written consent of Goldman, Sachs & Co.

  The Company will issue the Debentures in fully registered form in denominations of $1,000 and in $1,000 increments above $1,000. The Trustee will register transfers of the Debentures. Principal on the Debentures will be payable at the Trustee's corporate trust office at One North State Street, 9th Floor, Chicago, Illinois 60602. The Company will initially issue the Debentures in global form. See "--Global Securities."

INTEREST

  Each Debenture will accrue interest at the applicable rate as described below, from and including November 13, 1998 (the "Original Issue Date") to but excluding the date on which the principal amount is paid in full.

  Interest accrued from the Original Issue Date to May 13, 1999 (the "Reset Date") will be payable on December 14, 1998 and on January 14, February 16, March 16, April 16 and May 13, 1999 (each a "Floating Interest Payment Date"). Interest will be payable in each case to the holder of record of the Debentures on the Business Day before the Floating Interest Payment Date except that on May 13, 1999 interest will be paid to the holders of record on that date.

  During each Floating Rate Period (as defined below), the rate of interest will be the One-Month LIBOR Rate (as defined below) plus 0.75%. The rate of interest for each Floating Rate Period will be determined on the second London Banking Day (as defined in the ISDA Definitions, which is defined below) prior to the relevant LIBOR Reset Date (as defined below).

  "One-Month LIBOR Rate" means a rate equal to the Floating Rate (as defined in the ISDA Definitions) that would be determined by Goldman, Sachs & Co. (the initial "LIBOR Calculation Agent") under an interest rate swap transaction assuming the LIBOR Calculation Agent were acting as Calculation Agent (as defined in the ISDA Definitions) for that swap transaction under the terms of an agreement incorporating the ISDA Definitions and under which:

    (1) the Floating Rate Option (as defined in the ISDA Definitions) is USD-LIBOR-BBA;

    (2) the Designated Maturity (as defined in the ISDA Definitions) is one month; and

    (3) the LIBOR Reset Date is the first day of that Floating Rate Period.

  "Floating Rate Period" means (i) the period from and including November 13, 1998, to but excluding the first Floating Interest Payment Date, and (ii) each successive period from and including a Floating Interest Payment Date to but excluding the next Floating Interest Payment Date.

  "ISDA Definitions" means the 1991 ISDA Definitions, as amended and updated as of the date hereof, published by the International Swaps and Derivatives Association, Inc.

  "LIBOR Reset Date" means the Reset Date as defined in the ISDA Definitions.

  "USD-LIBOR-BBA" means that the rate for a LIBOR Reset Date will be the rate for deposits in U.S. Dollars for a period of the Designated Maturity which appears on the Telerate Page 3750 as of 11:00 a.m., London time, two London Banking Days before that LIBOR Reset Date. If such rate does not appear on the Telerate Page 3750, the rate for that LIBOR Reset Date will be determined as if the parties had specified "USD-LIBOR-Reference Banks" as the applicable Floating Rate Option. "USD-LIBOR-Reference Banks" means that the rate for a LIBOR Reset Date will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the Reference Banks (as defined in the ISDA Definitions) at approximately 11:00 a.m., London time, two London Banking Days before that LIBOR Reset Date to prime banks in the London interbank market for a period of the

Designated Maturity commencing on that LIBOR Reset Date and in a Representative Amount (as defined in the ISDA Definitions). The LIBOR Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that LIBOR Reset Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for the LIBOR Reset Date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the LIBOR Calculation Agent, at approximately 11:00 a.m., New York City time, on that LIBOR Reset Date for loans in U.S. Dollars to leading European banks for a period of the Designated Maturity commencing on that LIBOR Reset Date and in a Representative Amount.

  During each Floating Rate Period, the LIBOR Calculation Agent will notify the Company and the Trustee of each determination of the interest rate applicable to the Debentures. The Trustee will, if requested by the holder of any Debenture, provide the interest rate then in effect and, if different, the interest rate which will become effective for the next Floating Rate Period. The Trustee will not be responsible for determining the interest rate applicable to any Debenture.

  If Goldman, Sachs & Co. exercises the Call Option then, on the Reset Date, the Calculation Agent will reset the interest rate on the Debentures to a fixed rate determined as described under "--Reset of Interest Rate" below. Interest accrued on each Debenture then will be payable in arrears on May 13 and November 13 of each year, commencing on November 13, 1999, in each case to the holder of record of the Debentures on the May 1 or November 1 before the interest payment date. The record date for the exercise of the Call Option and the Put Option described below will not necessarily be the record date for any interest payment date.

  If any interest, principal or other payment required on the Debentures would be due on a day that is not a Business Day (as defined below), the Company may make the payment on the next day that is a Business Day, with the same effect as if payment were made on the due date. "Business Day" means any day other than a Saturday, a Sunday, or a day on which banking institutions in New York City are authorized or obligated by law to close. "Market Day," as used below, means a Business Day other than a day on which dealings are generally not being conducted in the U.S. Treasury market.

  The interest rate on the Debentures will not be reset on the Reset Date, however, if the Company is obligated to repurchase the Debentures on such date. A reset scheduled to occur on the Reset Date also may not occur if a Market Disruption Event or a Failed Remarketing occurs. See "--Reset of Interest Rate" below.

CALL OPTION

  Goldman, Sachs & Co. (or any successor) may purchase all, but not less than all, of the outstanding Debentures from the holders on the Reset Date (this right is referred to as the "Call Option"). Goldman Sachs & Co. would purchase the Debentures at a price equal to 100% of the principal amount of Debentures (the "Face Value"). In order to exercise the Call Option, Goldman, Sachs & Co. must give notice (a "Call Notice") of its intention to purchase the outstanding Debentures as described below. In addition, the Company will remain obligated to pay all accrued and unpaid interest on the Debentures. The Company must pay accrued and unpaid interest on the Reset Date to the holders of record on the Reset Date, as provided in the Debentures and the Indenture.

  To exercise the Call Option, Goldman, Sachs & Co. must give a Call Notice to the holders of outstanding Debentures no later than ten Market Days before the Reset Date, in the manner described under "--Certain Notices" below. If Goldman, Sachs & Co. gives the Call Notice, each holder must sell to Goldman, Sachs & Co. all Debentures at the Face Value on the Reset Date. This purchase and sale will occur through the Depository Trust Company ("DTC"). Each holder will be deemed to have automatically offered its Debentures for sale to Goldman, Sachs & Co. on the Reset Date in accordance with applicable DTC procedures, provided the holder receives payment of the Face Value of the Debentures from Goldman, Sachs & Co. on the Reset Date. Even if Goldman, Sachs & Co. exercises the Call Option, the Debentures will remain outstanding until purchased or paid for by the Company. See "--Settlement on Exercise of Put and Call Options."

  If Goldman, Sachs & Co. exercises the Call Option, it will purchase all Debentures outstanding on the Reset Date as described above. The Call Option applies to every holder (and every beneficial owner) of Debentures outstanding on the Reset Date, including those who acquire an interest in the Debentures after the Call Notice is given or who are otherwise unaware that the Call Notice has been given.

  If an Event of Default (as defined in the Indenture) occurs and in certain other circumstances, Goldman, Sachs & Co. can demand that the Company settle the Call Option.

PUT OPTION

  If Goldman, Sachs & Co. does not exercise the Call Option, each holder will be deemed to have required the Company to repurchase all of its Debentures on the Reset Date (this is referred to as the "Put Option"). In this circumstance, the Company would purchase the holder's Debentures at a price equal to 100% of the principal amount of the Debentures (the "Put Price"). The Company will remain obligated to pay all accrued and unpaid interest on the Debentures on the Reset Date to the holders of record on the Reset Date, as provided in the Debentures and the Indenture. If the Company does not pay the Put Price on the Reset Date, the Company must also pay the interest that accrues from the Reset Date to the date payment is actually made by the Company and this interest will be included in the Put Price.

  On the Reset Date, each holder will be deemed to have exercised its Put Option automatically for the full principal amount of the Debentures held of record by it on the Reset Date unless Goldman, Sachs & Co. has purchased such Debentures pursuant to its Call Option. This repurchase by the Company will occur through DTC. Each holder will be deemed to have automatically offered its Debentures for sale to the Company on the Reset Date according to applicable DTC procedures. Even if the Company is obligated to purchase the Debentures because of the Put Option, the Debentures will remain outstanding until the Company pays the Put Price (with accrued interest). See "--Settlement on Exercise of Put and Call Options."

RESET OF INTEREST RATE

  If Goldman, Sachs & Co. exercises its Call Option, the Calculation Agent will reset the interest rate on the Reset Date. The interest rate will not be reset, however, if a Market Disruption Event or a Failed Remarketing occurs as described below.

  The Company has initially appointed Goldman, Sachs & Co. as its agent for the purpose of resetting the interest rate (such agent or any successor agent, the "Calculation Agent"). The Calculation Agent will reset the interest rate on the Reset Date, if required, as follows:

  Between the tenth Market Day prior to the Reset Date and 11:00 A.M., New York City time, on the Calculation Date (as defined below), the Calculation Agent will select at least three financial institutions (one of which will be Goldman, Sachs & Co. if it so requests) that deal in the Company's debt securities and have agreed to participate as reference dealers on the terms described below (the "Reference Dealers"). Goldman, Sachs & Co. may require that each Reference Dealer commit in writing that, if it is selected as the Final Dealer (as defined below), it will purchase all the Debentures that Goldman, Sachs & Co. purchases pursuant to the Call Option and tenders to the Final Dealer for sale on the Reset Date. The Final Dealer must make this purchase on the Calculation Date for settlement on the Reset Date. The Final Dealer must purchase the Debentures at the Final Offer Price (as defined below).

  On a day agreed to by the Company and Goldman, Sachs & Co., which will fall into the period beginning with and including the sixth Market Day and ending with and including the fourth Market Day before the Reset Date (this agreed upon Market Day is referred to as the "Calculation Date"), the Calculation Agent will undertake the following actions to calculate a fixed rate of interest for the Debentures. This rate will be effective from and including the Reset Date to but excluding the Final Maturity (such period, the "Reset Period").

  At approximately 12:00 P.M. New York City time, the Calculation Agent will:

    (1) obtain from Goldman, Sachs & Co. the approximate 30-year U.S. Treasury bond yield at or about such time, which will be expressed as a percentage (the "Designated Treasury Yield") and will be based on the then-current, 30-year U.S. Treasury bond (the "Designated Treasury Bond");

    (2) calculate and provide to the Reference Dealers, a preliminary, hypothetical price at which the Debentures might be offered for sale to a Reference Dealer on the applicable Reset Date (the "Offer Price"). The Offer Price will be expressed as a percentage of the principal amount of the Debentures and will equal 100% plus the Margin (as defined below) plus the Commission (as defined below), if the Treasury Rate Difference (as defined below) is positive, or 100% minus the Margin, plus the Commission, if the Treasury Rate Difference is negative. The "Margin" will also be expressed as a percentage of the principal amount of the Debentures and will equal the present value of the absolute value of the Treasury Rate Difference applied to 60 semi-annual periods (i.e., 30 years), discounted at the Designated Treasury Yield divided by two. The "Treasury Rate Difference" means the percentage (which may be positive or negative) equal to (a) 5.665% (the "Initial Treasury Yield") minus (b) the Designated Treasury Yield. "Commission" means 0.75% of the principal amount of the Debentures; and

    (3) request that each Reference Dealer provide to the Calculation Agent, when it notifies them of the Final Offer Price as described below, a firm bid, expressed as a percentage representing an interest rate spread (the "Spread") over the Corporate Benchmark Treasury Yield, (as defined below) at which such Reference Dealer would be willing to purchase on the Calculation Date for settlement on the Reset Date, at the Final Offer Price, all of the Debentures then outstanding. Each such firm bid is to be given on an "all-in" basis and is to remain open for at least 30 minutes after it is given. "Corporate Benchmark Treasury Yield" means the yield on the appropriate U.S. Treasury bond, as determined by the Calculation Agent and the Company.

  At approximately 12:30 P.M. New York City time, the Calculation Agent will obtain from Goldman, Sachs & Co. the Designated Treasury Yield and the Corporate Benchmark Treasury Yield on a final basis, and will use them to calculate the Offer Price on a final basis (the "Final Offer Price"). The Calculation Agent will then provide the Final Offer Price to the Reference Dealers and request that each Reference Dealer submit its bid as described above. If the Calculation Agent receives at least two bids, the following will occur:

    (1) the Reference Dealer providing the bid representing the lowest all-in Spread (the "Final Spread") will be the "Final Dealer";

    (2) if Goldman, Sachs & Co. has exercised the Call Option, the Final Dealer will be obligated to purchase from Goldman, Sachs & Co. at the Final Offer Price, for settlement on the Reset Date, all the Debentures that Goldman, Sachs & Co. purchases pursuant to the Call Option and tenders for resale to the Final Dealer on the Reset Date (assuming that the interest rate on the Debentures will be reset so as to equal the Adjusted Rate (as defined below) during the Reset Period);

    (3) the Calculation Agent will calculate and provide to the Company the "Adjusted Rate," which will be the semi-annual, bond-equivalent, fixed interest rate on the Debentures that is required to produce, during the Reset Period, a semi-annual, bond-equivalent yield on the Debentures that equals the sum of the Final Spread plus the final Corporate Benchmark Treasury Yield, assuming that the Debentures are purchased on the Reset Date at the Final Offer Price and will be repurchased by the Company at Face Value at maturity; and

    (4) the interest rate on the Debentures will be adjusted so as to equal the Adjusted Rate, effective from and including the Reset Date to but excluding the Final Maturity.

  All determinations of the Designated Treasury Yield, the Corporate Benchmark Treasury Yield and the Designated Treasury Bond as described above will be made by Goldman, Sachs & Co. even if another party acts as the Calculation Agent, unless Goldman, Sachs & Co. has elected not to exercise its Call Option.

  If the Calculation Agent determines that, on the Calculation Date, (1) a Market Disruption Event (as defined below) has occurred and is continuing or
(2) fewer than two Reference Dealers have provided firm bids in a timely manner pursuant to participation agreements satisfactory to Goldman, Sachs & Co. substantially as described above (a "Failed Remarketing"), then the steps described above will be taken on the next Market Day on which the Calculation Agent determines that no Market Disruption Event has occurred or is continuing and on which at least two Reference Dealers have provided qualifying bids.

  If the Calculation Agent determines that a Market Disruption Event and/or a Failed Remarketing has occurred or is continuing for the period starting on the Calculation Date and ending with (and including) the third Market Day preceding the Reset Date, then Goldman, Sachs & Co. will be deemed to not have exercised its Call Option, and the Company will then be required to repurchase all the Debentures from the holders on the Reset Date at the Put Price (and will pay Goldman, Sachs & Co. an amount equal to the Margin, if the Treasury Rate Difference is positive). The Calculation Agent will notify the Company if it makes such a determination promptly after the close of business on such Market Day. The Company will give notice to the holders that it will repurchase the Debentures from the holders on the Reset Date at the Put Price, no later than the second Market Day prior to the Reset Date in the manner described under "Certain Notices" below. Goldman, Sachs & Co. will make the determinations and notice to the Company described in this paragraph even if it is not acting as Calculation Agent.

  "Market Disruption Event" means any of the following: (1) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the establishment of minimum prices on the Exchange; (2) a general moratorium on commercial banking activities declared by either federal or New York State authorities; (3) an occurrence of a material adverse change in the existing financial, political or economic conditions in the United States of America; (4) an outbreak or escalation of hostilities involving the United States of America or the declaration of a national emergency or war by the United States of America; or (5) an occurrence of a material disruption of the U.S. government securities market, U.S. corporate bond market and/or U.S. federal wire system.

  The Calculation Agent (or Goldman, Sachs & Co., as applicable) in its sole discretion will make all determinations regarding Market Disruption Events and Failed Remarketings, including whether or not any such event has occurred or is continuing.

  All of the Calculation Agent's (or Goldman, Sachs & Co.'s) determinations regarding the matters described above will be final, conclusive and binding on all concerned and will not give rise to any liability on the part of the Calculation Agent (or Goldman, Sachs & Co.), the Trustee or the Company.

SETTLEMENT ON EXERCISE OF THE PUT AND CALL OPTIONS

  If the Call Option is exercised, then, on the Reset Date, all beneficial interests in the

Debentures will be transferred to a DTC account designated by Goldman, Sachs & Co. The transfers will occur automatically, without any action on the part of any beneficial owner, by book entry through DTC. By the close of business on the Reset Date, Goldman, Sachs & Co. will transfer to DTC the Face Value of the Debentures, for DTC to credit to the accounts of the DTC participants through which beneficial interests in the Debentures are held. Each transfer will occur against the corresponding payment, and each payment will occur against the corresponding transfer, in accordance with applicable DTC procedures.

  If Goldman, Sachs & Co. does not pay the Face Value of the Debentures on the applicable Reset Date, (1) the Call Option will be deemed not to have been exercised and (2) the Put Option will be deemed to have been exercised with respect to all of the outstanding Debentures. In this circumstance, the Company must pay the Put Price for the Debentures plus accrued interest from the Reset Date to the date payment is made. This payment will be made no later than two Business Days after the Reset Date, and settlement will occur as described in the next paragraph. In any event, the Company will remain obligated to pay accrued and unpaid interest due on the Debentures on the Reset Date to the holders of record on the Reset Date as provided in the Debentures and in the Indenture.

  If the Put Option is exercised, then, on the Reset Date, all beneficial interests in the Debentures to be purchased will be transferred to a DTC account designated by the Company. The transfers will occur automatically, without any action on the part of any beneficial owner, by book entry through DTC. By the close of business on the Reset Date, the Company will pay DTC the Put Price of the relevant Debentures, for credit to the accounts of the DTC participants through which beneficial interests in the Debentures are held. Each transfer will occur against the corresponding payment, and each payment will occur against the corresponding transfer, in accordance with applicable DTC procedures. If the Company does not pay the Put Price of the Debentures on the Reset Date, the Put Price will include accrued interest from the Reset Date to the date the payment is made. The Company must pay accrued and unpaid interest due on the Debentures, whether or not purchased pursuant to the Put Option, on the Reset Date to the holders of record on the Reset Date, as provided in the Debentures and in the Indenture.

  The transactions described above will occur on the Reset Date through DTC in accordance with the procedures of DTC. The accounts of the respective DTC participants will be debited and credited and the Debentures will be delivered by book entry as necessary to effect the purchases and sales. The transactions will settle in immediately available funds through DTC's Same-Day Funds Settlement System.

  The settlement procedures described above, including those for payment for and delivery of Debentures purchased by Goldman, Sachs & Co. or the Company on the Reset Date, may be modified, despite any contrary terms in the Indenture, if required by DTC. In addition, these settlement procedures may be modified if the book-entry system is no longer available for the Debentures at the relevant time, to the extent required to accomplish these transactions with certificated Debentures. In addition, Goldman, Sachs & Co. and the Company may, notwithstanding any contrary terms of the Indenture, modify the settlement procedures referred to above in order to facilitate the settlement process.

  The Company has agreed that, from November 9, 1998 until the Final Dealer notifies the Company that the remarketing of the Debentures is complete, (1) it will use its best efforts to maintain the Debentures in book-entry form with DTC or any successor to DTC and to appoint a successor depository to the extent necessary to maintain the Debentures in book-entry form and (2) it will not exercise any discretionary right it may have under the Indenture to cause the Debentures to be issued in certificated form.

  For further information with respect to payments, transfers and settlement through DTC, see "--Global Securities" below.

GLOBAL SECURITIES

  When the Debentures are initially issued, one or more global securities (the "Global Securities") will represent the Debentures. These Global Securities will have an aggregate principal amount equal to that of the Debentures they represent. Each Global Security will be deposited with, or on behalf of, DTC, as depository (the "Depository"), and registered in the name of Cede & Co., a nominee of the Depository. The Global Securities will bear legends stating the restrictions on exchanges and registration of transfer referred to below and any other matters provided for by the Indenture.

  The Depository has advised the Company as follows: The Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934. The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including Goldman, Sachs & Co.), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

  Unless otherwise provided by any provision of the Indenture or the Debentures described in this prospectus, no Global Security may be exchanged in whole or in part for registered Debentures, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depository for such Global Security or any nominee of the Depository unless (1) the Depository has notified the Company that it is unwilling or unable to continue as Depository for the Global Security or has ceased to be qualified to act as Depository as required pursuant to the Indenture or (2) there shall have occurred and be continuing an Event of Default with respect to the Debentures represented by such Global Security. All Debentures issued in exchange for a Global Security or any portion of a Global Security will be registered in such names as the Depository may direct.

  As long as the Depository, or its nominee, is the registered holder of a Global Security, the Depository or its nominee, as the case may be, will be considered the sole owner and holder of such Global Security and the Debentures represented thereby for all purposes under the Debentures and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security (1) will not be entitled to have such Global Security or any Debentures represented by the Global Security registered in their names, (2) will not receive or be entitled to receive physical delivery of certificated Debentures in exchange for the Global Security and (3) will not be considered to be the owners or holders of such Global Security or any Debentures represented by the Global Security for any purpose under the Debentures or the Indenture. The Company will make all payments of principal of and interest on a Global Security to the Depository or its nominee, as the case may be, as the holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability of holders to transfer beneficial interests in a Global Security.

  Institutions that have accounts with the Depository or its nominee ("participants") and persons that may hold beneficial interests through participants are the only holders who may own beneficial interests in a Global Security. In connection with the issuance of any Global Security, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of Debentures represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will occur only through, records maintained by the Depository (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges, notices and others matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depository. None of the Company, the Trustee, the Calculation Agent (or Goldman, Sachs & Co.) or any of their respective agents will have any responsibility or liability (1) for any aspect of the Depository's or any participant's records relating to, or for payments or notices on account of, beneficial interests in a Global Security or (2) for maintaining, supervising or reviewing any records relating to such beneficial interests.

CERTAIN NOTICES

  If Debentures are represented by a Global Security, then Call Notices and any other notices to be given to the holders of the Debentures will be deemed to have been duly given to the holders when given to DTC, or its nominee, in accordance with DTC's policies and procedures. The Company believes that DTC's practice is to inform its participants of any such notice it receives in accordance with its policies and procedures. Persons who hold beneficial interests in the Debentures through DTC or its direct or indirect participants may wish to consult with them about how notices and other communications relating to the Debentures may be given and received through the facilities of DTC. Neither the Company, the Calculation Agent (nor Goldman, Sachs & Co.) nor the Trustee will have any responsibility with respect to those policies and procedures or for any notices or other communications among DTC, its direct and indirect participants and the beneficial owners of the Debentures in global form.

  If Debentures are not represented by a Global Security, then Call Notices and any other notices to be given to the holders of the Debentures will be deemed to have been duly given to the holders upon the mailing of such notices to the holders at their respective addresses as they appear on the Debenture Register maintained by the Company or its agent as of the close of business before the day notice is given.

  Neither the failure to give any notice nor any defect in any notice given to a particular holder will affect the sufficiency of any notice given to another holder.
                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain United States Federal income tax considerations relating to the purchase, ownership and disposition of the Debentures by an initial holder of the Debentures who purchases the Debentures on the Original Issue Date. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder and current administrative rulings and court decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The discussion does not deal with all Federal tax considerations applicable to all categories of investors (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers) some of which may be subject to special rules. In addition, this summary is limited to holders who will hold the Debentures as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. This summary only addresses the United States Federal income tax considerations of the Debentures until the Reset Date.

  INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBENTURES.

  Prospective investors should note that no rulings have been or are expected to be sought from the Internal Revenue Service (the "Service") with respect to any of the Federal income tax considerations discussed below, and no assurance can be given that the Service will not take contrary positions.

TREATMENT OF DEBENTURES

  Although there is no authority on point characterizing instruments such as the Debentures, and the matter is not free from doubt, the Company intends to treat the Debentures as debt instruments that mature on the Reset Date for United States Federal income tax purposes. The issue price of the Debentures will be equal to the first price at which a substantial amount of the Debentures are sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers) without regard to any amount paid by the holder of the Call Option as option premium with respect to the Call Option. So viewed, the Debentures will be "short-term obligations" subject to the rules for the accrual of "acquisition discount" (as defined below). In general, an individual or other cash basis holder of a Debenture is not required to accrue acquisition discount for United States Federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received), and accrual basis holders and certain other holders, including banks, regulated investment companies, dealers in securities, common trust funds, holders who hold Debentures as part of certain identified hedging transactions, certain pass-through entitles and cash basis holders who so elect, are required to accrue acquisition discount on Debentures on either a straight-line basis or, at the election of the holder, under the constant-yield method (based on daily compounding). "Acquisition discount" is the excess of the stated redemption price at maturity over the taxpayer's basis in the Debenture. For purposes of determining the amount of acquisition discount subject to these rules, no interest on a Debenture is treated as qualified stated interest; thus, all interest is included in acquisition discount and no de minimis rule applies.

Upon the sale, exchange, redemption or other disposition by a holder of Debentures, the holder should recognize short-term capital gain or loss equal to the difference between the amount realized from the disposition of the Debentures (exclusive of amounts attributable to the payment of accrued interest not previously included in income, which will be taxable as ordinary income) and the holder's adjusted tax basis in the Debentures at the time of the sale, exchange, redemption or other disposition. A holder's adjusted tax basis in the Debentures generally will equal the holder's purchase price for such Debentures. In the case of a holder not required and not electing to include acquisition discount in income currently, any gain realized on the sale or retirement of the Debenture will be ordinary income to the extent of the acquisition discount accrued on a straight-line basis (unless an election is made to accrue the acquisition discount under the constant-yield method) through the date of sale or retirement. The ability to use capital losses to offset ordinary income in determining taxable income is generally limited. Holders who are not required and do not elect to accrue acquisition discount on Debentures will be required to defer deductions for net direct interest expense related to Debentures in an amount not exceeding the deferred income until the deferred income is realized.

  It is possible that the Service will disagree with or that a court will not uphold the foregoing treatment of the Debentures. In particular, the Service could seek to treat the Debentures as maturing on the Final Maturity rather than the Reset Date, in which case (1) the issue price of the Debentures would include the premium paid by the holder of the Call Option with respect to the Call Option, and (2) the holder would be treated as selling a Call Option to the holder of the Call Option for an amount equal to the premium paid by the holder of the Call Option for the Call Option. The amount deemed received as consideration for sale of the Call Option would be treated as an option premium paid to such holder (and consequently would not be recognized as income on the writing of the Call Option). Because of the Reset Process, if the Debentures were treated as maturing on the Final Maturity, holders would be subject to certain Treasury Regulations dealing with contingent payment debt instruments (the "Contingent Debt Regulations"). Under the Contingent Debt Regulations, each holder would be required (regardless of such holder's usual method of accounting) to include in gross income original issue discount for each interest accrual period in an amount equal to the product of the adjusted issue price of the Debentures at the beginning of each interest accrual period and a projected yield to maturity of the Debentures. The projected yield to maturity would be based on the "comparable yield" (i.e., the yield at which the Company would issue a fixed rate debt instrument maturing on the Final Maturity, with terms and conditions otherwise similar to those of the Debentures), which would likely be substantially equivalent to the stated interest rate on the Debentures prior to the Reset Date. In addition, the character of any gain or loss recognized on the sale, exchange, retirement or other disposition of the Debentures could differ from that set forth in the preceding paragraph. For example, if the Contingent Debt Regulations applied, any gain recognized on the sale of the Debentures would be treated as interest income, while any losses would generally be ordinary to the extent of previously accrued original issue discount, and any excess would be capital loss. The ability to use capital losses to offset ordinary income in determining taxable income is generally limited.

FOREIGN HOLDERS OF DEBENTURES

  Interest paid with respect to the Debentures to a holder that is not a United States person (a "Foreign Holder") generally will not be subject to the 30% withholding tax generally imposed with respect to U.S. source interest paid to such persons, provided that such holder is not engaged in a trade or business in the United States in connection with which it holds such Debentures, does not bear certain relationships to the Company and fulfills certain certification requirements. Under such certification requirements, the holder must certify, under penalties of perjury, that it is not a "United States person" and is the beneficial owner of the Debentures, and must provide its name and address. For this purpose, "United States person" means a citizen or resident of the United States, a corporation, partnership, or other entity created or organized in or under the laws of the United States or any State thereof (including the District of Columbia), an estate the income of which is includible in gross income for United States Federal income tax purposes, regardless of its source, or a trust subject to the primary supervision of a court within the United States and the control of one or more U.S. persons with respect to all substantial decisions.

  A Foreign Holder generally will not be subject to United States Federal income tax with respect to any gain recognized upon the disposition of Debentures unless (1) such gain is effectively connected with the conduct by the Foreign Holder of a trade or business in the United States, (2) in the case of any individual holder, such Foreign Holder is present in the United States for 183 days or more in the taxable year during which the disposition occurs and certain other conditions are met or (3) the Debentures are treated as subject to the Contingent Debt Regulations and the holder fails to satisfy the certification requirements of the preceding paragraph.

BACKUP WITHHOLDING

  Payments made on the Debentures and proceeds from the sale of Debentures will not be subject to a "backup" withholding tax of 31% unless, in general, the holder fails to comply with certain reporting procedures and is not an exempt recipient under applicable provisions of the Code.

                                  UNDERWRITING

  The Company and Goldman, Sachs & Co. have entered into an underwriting agreement and a pricing agreement with respect to the Debentures. Subject to certain conditions Goldman, Sachs & Co. has agreed to purchase all the Debentures.

  Debentures sold by Goldman, Sachs & Co. to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Debentures sold by Goldman, Sachs & Co. to securities dealers may be sold at a discount from the initial public offering price of up to 0.075% of the principal amount of the Debentures. If all the Debentures are not sold at the initial offering price, Goldman, Sachs & Co. may change the offering price and the other selling terms.

  The Debentures are a new issue of securities with no established trading market. The Company has been advised by Goldman, Sachs & Co. that Goldman, Sachs & Co. intends to make a market in the Debentures but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

  In connection with the offering, Goldman, Sachs & Co. may purchase and sell Debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Goldman, Sachs & Co. of a greater number of Debentures than it is required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Debentures while the offering is in progress.

  These activities by Goldman, Sachs & Co. may stabilize, maintain or otherwise affect the market price of the Debentures. As a result, the price of the Debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by Goldman, Sachs & Co. at any time. These transactions may be effected in the over-the-counter market or otherwise.

  The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $150,000.

  The Company has agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.

  Concurrently with the issuance of the Debentures, Goldman, Sachs & Co. will purchase from the Company the Call Option for consideration in an amount equal to 6.16% of the principal amount of the Debentures. Goldman, Sachs & Co. will make this payment when it purchases the Debentures. The Company will pay Goldman, Sachs & Co. a fee of 0.125% of the principal amount of the Debentures offered hereby in connection with this offering of the Debentures. In addition, Goldman, Sachs & Co. will receive a fee of 0.75% of the principal amount of the Debentures if Goldman, Sachs & Co. exercises the Call Option and remarkets the Debentures. This additional fee will be calculated as part of the Final Offer Price and may be applied by Goldman, Sachs & Co., as holder of the Call Option, to one or more agents as agreed to between Goldman, Sachs & Co. and the Company in an amount up to 0.25% of the principal amount of the Debentures.

  In the ordinary course of its business, Goldman, Sachs & Co. and its affiliates engage and may in the future engage in investment banking and commercial banking transactions with the Company and its subsidiaries.

                             VALIDITY OF DEBENTURES

  The validity of the Debentures offered by this Prospectus Supplement will be passed upon for the Company by the law firm of Mayer, Brown & Platt, Chicago, Illinois, and for Goldman, Sachs & Co. by the law firm of Sullivan & Cromwell, New York, New York.

PROSPECTUS

                   BURLINGTON NORTHERN SANTA FE CORPORATION

                                DEBT SECURITIES

                               ----------------

  Burlington Northern Santa Fe Corporation ("BNSF" or the "Company") may from time to time offer debt securities consisting of bonds, debentures, notes (including notes commonly known as medium-term notes), or other evidences of indebtedness in one or more series at an aggregate initial offering price not to exceed $750,000,000 or its equivalent in any other currency or composite currency ("Debt Securities"). The Debt Securities may be offered as separate series in amounts, at prices, and on terms to be determined at the time of sale. The accompanying Prospectus Supplement sets forth with regard to the series of Debt Securities in respect of which this Prospectus is being delivered the title, aggregate principal amount, denominations (which may be in United States dollars, in any other currency or in a composite currency), maturity, rate, if any (which may be fixed or variable), and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any listing on a securities exchange, and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities.

  The Company may sell Debt Securities to or through one or more underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution" for possible indemnification arrangements for underwriters, agents, and their controlling persons.

  This Prospectus may not be used to consummate sales of securities unless accompanied by a Prospectus Supplement.

                               ----------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION NOR  HAS THE
     SECURITIES   AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF  THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

                               ----------------

                 THE DATE OF THIS PROSPECTUS IS APRIL 3, 1998

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE DEBT SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy material and other information filed with the Commission can be inspected and copied at the offices of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available at its regional offices, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and from the Commission's worldwide web site at http://www.sec.gov. Such reports, proxy material and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange Incorporated, One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Exchange, 301 Pine Street, San Francisco, California 94104.

  The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents previously filed by the Company under the Exchange Act with the Commission are incorporated herein by reference:

  (a) Annual Report on Form 10-K for the year ended December 31, 1997, as amended; and

  (b) Current Report on Form 8-K (Date of earliest event reported: February 6, 1998).

  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. All documents filed by the Company after the date of the initial Registration Statement but prior to the effectiveness of the Registration Statement shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of such person, a copy of any of the foregoing documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to Burlington Northern Santa Fe Corporation, 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830, Attention:
Corporate Secretary (telephone (817) 352-6454).

  Unless otherwise indicated, currency amounts in the Prospectus and any Prospectus Supplement are stated in United States dollars ("$" or "dollars").

                                  THE COMPANY

  On September 22, 1995, Burlington Northern Inc. ("BNI") and Santa Fe Pacific Corporation ("SFP") effected a business combination (the "Merger") pursuant to which each became a direct or indirect wholly owned subsidiary of the Company. As a result of the Merger, Burlington Northern Railroad Company ("BN") and The Atchison, Topeka and Santa Fe Railway Company ("ATSF") also became indirect wholly owned subsidiaries of the Company.

  On December 30, 1996, BNI merged with and into SFP. On December 31, 1996, ATSF merged with and into BN and BN changed its name to The Burlington Northern and Santa Fe Railway Company ("BNSF Railway"). On January 2, 1998, SFP merged with and into BNSF Railway.

  Through its principal operating subsidiary, BNSF Railway, the Company is engaged primarily in railroad transportation. BNSF Railway operates one of the largest railroad networks in the United States, with approximately 34,000 route miles as of December 31, 1997. Approximately 7,800 route miles of BNSF Railway's system consist of trackage rights which permit BNSF Railway to operate its trains with its crews over another railroad's tracks. BNSF Railway's system reaches 28 states and two Canadian provinces.

  BNSF Railway serves all major ports in the western United States, certain Mexican and Canadian gateways and Gulf ports, important gateways to the eastern United States and most major cities in the Pacific Northwest and West and in the midwestern and southwestern United States. The principal cities served by BNSF Railway include Albuquerque, Amarillo, Billings, Birmingham, Cheyenne, Chicago, Corpus Christi, Dallas, Denver, Des Moines, Duluth/Superior, Fargo/Moorhead, Fort Worth, Galveston, Houston, Kansas City, Little Rock, Lincoln, Los Angeles, Memphis, Mobile, New Orleans, Oklahoma City, Omaha, Phoenix, Portland, Reno, Salt Lake City, San Antonio, St. Louis, St. Paul/Minneapolis, the San Francisco Bay area, Seattle, Spokane, Springfield (Missouri), Tacoma, Tulsa, Wichita, Vancouver (British Columbia), Winnipeg (Manitoba) and the United States/Mexico crossings of Brownsville, El Paso and Eagle Pass, Texas and San Diego.

  BNSF Railway derives a substantial portion of its revenues from intermodal transportation and the transportation of coal and agricultural commodities. Other significant aspects of BNSF Railway's business include the transportation of commodities in the following areas: chemicals, forest products, consumer goods, automotive, metals, and minerals.

  The Company's principal executive offices are located at 2650 Lou Menk Drive, Fort Worth, Texas 76131- 2830, telephone number (817) 352-6454.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges of the Company for each of the five years ended December 31, 1997. The ratios reflect the historical results for BNI only in all periods reported prior to 1996, except for the year ended December 31, 1995, which period also includes SFP results from September 22, 1995 through December 31, 1995.

                                                    YEAR ENDED DECEMBER 31,
                                               ---------------------------------
                                               1997(2) 1996  1995(2) 1994  1993
                                               ------- ----- ------- ----- -----
Earnings to Fixed Charges(1)..................  3.52x  3.89x  1.85x  3.70x 3.19x

--------
(1) For purposes of this ratio, earnings are calculated by adding fixed charges (excluding capitalized interest) to income (loss) from continuing operations. Fixed charges consist of interest on indebtedness (including amortization of debt discount and premium) and the portion of rental expense under long term operating leases representative of an interest factor.
(2) Earnings for the years ended December 31, 1997 and 1995 include special charges of $90 million and $735 million (before tax), respectively. Excluding these charges, the ratios for 1997 and 1995 would have been 3.68x and 3.91x, respectively.

                                USE OF PROCEEDS

  Unless otherwise specified in the applicable Prospectus Supplement, net proceeds from the sale of the Debt Securities will be used for general corporate purposes, including working capital, capital expenditures, and debt repayment, and for the repurchase of the Company's common stock from time to time.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities are to be issued under an Indenture (the "Indenture"), between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Debt Securities may be issued from time to time in one or more series. The particular terms of each series, or of Debt Securities forming a part of a series which are offered by a Prospectus Supplement, will be described in such Prospectus Supplement.

  The following summaries of certain provisions of the Indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to all the provisions of the Indenture, including the definitions therein of certain terms, and, with respect to any particular Debt Securities, to the description of the terms thereof included in the Prospectus Supplement relating thereto. Wherever particular Sections or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated by reference herein or therein, as the case may be.

  The Company is a holding company, conducting its operations through its operating subsidiaries. Accordingly, the Company's ability to service the Debt Securities is dependent, in part, on its ability to obtain dividends or loans from such operating subsidiaries which may be subject to contractual restrictions. In addition, the rights of the Company and the rights of its creditors, including holders of the Debt Securities, to participate in any distribution of the assets of a subsidiary upon the liquidation or recapitalization of such subsidiary will be subject to the prior claims of the subsidiary's creditors, except to the extent the Company itself may be a creditor with recognized claims against the subsidiary.

  The covenants in the Indenture would not necessarily afford the holders of the Debt Securities protection in the event of a decline in the Company's credit quality resulting from highly leveraged or other transactions involving the Company.

GENERAL

  The Indenture provides that separate series of Debt Securities may be issued under the Indenture from time to time without limitation as to aggregate principal amount. The Company may specify a maximum aggregate principal amount for the Debt Securities of any series. (Section 301) The Debt Securities are to have such terms and provisions which are not inconsistent with the Indenture, including as to maturity, principal and interest, as the Company may determine. Except as provided in Section 1008, the Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

  The applicable Prospectus Supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of the particular series of Debt Securities; (3) the date or dates on which the principal of any of such Debt Securities will be payable or the method by which such date or dates will be determined or extended; (4) the rate or rates at which any of such Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date, or the method by which such date or dates shall be determined, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30- day months; (5) the place or places where the principal of and any premium and interest on any of such Debt Securities will be payable; (6) the period or periods within which, the price or prices at which and the terms and conditions upon which any of such Debt Securities may be redeemed, in whole or in part, at the option of the Company and the manner in which any election by the Company to redeem such Debt Securities shall be evidenced (if other than by a Board Resolution); (7) the obligation, if any, of the Company to redeem or purchase any of such Debt Securities pursuant to any sinking fund or analogous provision or at the option of the Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (8) the denominations in which any of such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (9) if the amount of principal of or any premium or interest on any of such Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (10) if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any of such Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be Outstanding at any time); (11) if the principal of or any premium or interest on any of such Debt Securities is to be payable, at the election of the Company or the Holder thereof, in one or more currencies or currency units other than those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to made and the amount so payable (or the manner in which such amount is to be determined); (12) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the entire principal amount thereof, the portion of the principal amount of any of such Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof or the method by which such portion shall be determined; (13) if the principal amount payable at the Stated Maturity of any of such Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined); (14) any variation from the application of the provisions of the Indenture described under "Defeasance and Covenant Defeasance--Defeasance and Discharge" or "Defeasance and Covenant Defeasance--Defeasance of Certain Covenants" or under both such captions and the manner in which any election of the Company to defease such Debt Securities shall be evidenced (if other than by a Board Resolution); (15) whether any of such Debt Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the respective Depositaries for such Global Securities, the form of any legend or legends to be borne by any such Global Securities in addition to or in lieu of the legend referred to under "Form, Exchange and Transfer--Global Securities" and, if different from those described under such caption, any circumstances under which any such Global Securities may be exchanged in whole or in part for Debt Securities registered, and any transfer of such Global Securities in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Securities or its nominee; (16) whether any of such Debt Securities will be subject to certain optional interest rate reset provisions; (17) whether any of such Debt Securities will be subject to certain optional extensions of maturity provisions; (18) any addition to or change in the Events of Default applicable to any of such Debt Securities and any change in the right of the Trustee or the Holders of any of such Debt Securities to declare the principal amount of any of such Debt Securities and any change in the right of the Trustee or the Holders of any of such Debt Securities to declare the principal amount thereof, due and payable; (19) any addition to or change in the covenants in the Indenture applicable to any of such Debt Securities; and (20) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture. (Section 301)

  Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Certain special United States income tax considerations (if any) applicable to Debt Securities sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable Prospectus Supplement.

FORM, EXCHANGE AND TRANSFER

  The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable Prospectus Supplement, only in denominations of $1,000 and integral multiples thereof. (Section 302)

  At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

  Subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt

Securities will be named in the applicable Prospectus Supplement. (Section
305) The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002)

  If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, the Company will not be required to (i) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305)

GLOBAL SECURITIES

  Unless otherwise provided in the Prospectus Supplement, some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Unless otherwise provided in the Prospectus Supplement, the Global Security representing Debt Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), or other successor depository appointed by the Company (DTC or such other depository is herein referred to as the "Depositary") and registered in the name of the Depositary or its nominee and such Global Security will bear a legend regarding the restrictions on exchange and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture. Unless otherwise provided in the Prospectus Supplement, Debt Securities will not be issued in definitive form.

  Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless (i) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the Indenture, (ii) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities represented by such Global Security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Sections 204 and 305)

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct

Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Upon the issuance by the Company of Debt Securities represented by a Global Security, purchases of Debt Securities under the DTC System must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

  So long as the Depositary for the Global Security, or its nominee, is the registered owner of the Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as described above, Beneficial Owners will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

  To facilitate subsequent transfers, all Debt Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Debt Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither DTC nor Cede & Co. will consent or vote with respect to Debt Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Payments of principal of and interest, if any, on the Debt Securities represented by the Global Security registered in the name of the Depositary or its nominee will be made by the Company through the Trustee under the Indenture or a paying agent (the "Paying Agent"), which may also be the Trustee under the Indenture, to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. Neither the Company, the Trustee, nor the Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company has been advised that DTC will credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Paying Agent, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

  The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

  Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Trustee in Chicago, Illinois will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002)

  Any money paid by the Company to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable may be repaid to the Company at the Company's request. (Section 1003)

NEGATIVE PLEDGE

  In the Indenture, the Company covenants that it will not, and it will not permit any subsidiary to, create, assume, incur or suffer to exist any Lien upon the stock of BNSF Railway (or any successor or assign thereof, whether by merger or otherwise) to secure any obligation (other than the Debt Securities) of the Company, any Subsidiary or other Person, unless all of the Outstanding Debt Securities are directly secured equally and ratably with such obligation. (Section 1008)

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company may not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person (a "successor Person"), and may not permit any Person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, the Company, unless (i) the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes the

Company's obligations on the Debt Securities and under the Indenture and (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing. (Section 801)

EVENTS OF DEFAULT

  Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform, or breach of, any other covenant or warranty of the Company in the Indenture with respect to Debt Securities of that series (other than a covenant included in the Indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given to the Company by the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in the Indenture; and
(e) certain events involving bankruptcy, insolvency or reorganization. (Section 501)

  If an Event of Default (other than an Event of Default described in clause
(d) above that is applicable to all Outstanding Debt Securities) with respect to the Debt Securities of any series at the time Outstanding Debt shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default described in clause (d) above that is applicable to all Outstanding Debt Securities shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of all the Debt Securities then Outstanding (treated as one class) by notice as provided in the Indenture may declare the principal amount (or, if any Debt Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities then Outstanding to be due and payable immediately. After any such acceleration of a series, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. (Section 502) For information as to waiver of defaults, see "Modification and Waiver".

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section
603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

  No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508)

  The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004)

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or any premium or interest on, any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, or (h) make certain modifications to such provisions with respect to modification and waiver. (Section 902)

  The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may waive any past default or compliance with certain restrictive provisions under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Sections 513 and
1009)

  The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security and (iii) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (i) or (ii) above, of the amount described in such clause). Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1402, will not be deemed to be Outstanding. (Section 101)

  Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the Company (or the Trustee, if it set the record date) and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

DEFEASANCE AND COVENANT DEFEASANCE

  Unless otherwise provided in the applicable Prospectus Supplement, the provisions of Section 1402, relating to defeasance and discharge of indebtedness, or Section 1403, relating to defeasance of certain restrictive covenants in the Indenture, shall apply to the Debt Securities of any series or to any specified part of a series. (Section 1401)

  Defeasance and Discharge. Section 1402 of the Indenture provides that the Company will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1402 and 1404)

  Defeasance of Certain Covenants. Section 1403 of the Indenture provides that, in certain circumstances, the Company may omit to comply with certain restrictive covenants, including those described under "Certain Covenants" and any that may be described in the applicable Prospectus Supplement, and that in those circumstances the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) under "Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such Debt Securities. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercised this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but might not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments. (Sections 1403 and
1404)

NOTICES

  Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and
106)

TITLE

  The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 309)

GOVERNING LAW

  The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

REGARDING THE TRUSTEE

  The First National Bank of Chicago has lending and other customary banking relationships with the Company.

                             PLAN OF DISTRIBUTION

  The Company may sell the Debt Securities (i) through an underwriter or underwriters, (ii) through dealers, (iii) through agents, (iv) directly to purchasers, including affiliates of the Company, or (v) through a combination of any such methods of sale. The applicable Prospectus Supplement will set forth the terms of the offerings of any Debt Securities, including the method of distribution, the name or names of any underwriters, dealers or agents, any managing underwriter or underwriters, the purchase price of the Debt Securities and the proceeds to the Company from the sale, any underwriting discounts, agency fees and other items constituting underwriters' compensation and any discounts and concessions allowed, reallowed or paid to dealers or agents. The initial public offering price and any discount or concessions allowed or reallowed to dealers may be changed from time to time. The expected time of delivery of the Debt Securities in respect of which this Prospectus is delivered will be set forth in the applicable Prospectus Supplement.

  If underwriters are used in the sale of the Debt Securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Debt Securities will be obligated to purchase all such Debt Securities if any are purchased. In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Underwriters, agents or dealers participating in the distribution of Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

  The Debt Securities may be sold in one or more transactions either at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company may also offer and sell the Debt Securities in exchange for one or more of its outstanding issues of debt or convertible debt securities or in the satisfaction of indebtedness.

  Underwriters, agents or dealers who participate in the distribution of Debt Securities may be entitled, under agreements which may be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments that such underwriters, dealers or agents or any of their controlling persons may be required to make in respect thereof. Underwriters, agents or dealers may be customers of, engage in transactions with or perform services for the Company or subsidiaries of the Company in the ordinary course of business.

  If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the Prospectus Supplement. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement. The Prospectus Supplement will also set forth the commission payable for solicitation of such contracts.

  Offers to purchase Debt Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto. Except as set forth in the applicable Prospectus Supplement, no director, officer or employee of the Company will solicit or receive a commission in connection with direct sales by the Company of the Debt Securities, although such persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

                            VALIDITY OF SECURITIES

  The validity of the Debt Securities being offered hereby will be passed upon for the Company by Mayer, Brown & Platt, Chicago, Illinois, and for the underwriters, dealers, or agents, if any, by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

  The consolidated financial statements and the financial statement schedule as of December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997 incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements and the financial statement schedule for the year ended December 31, 1995 incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

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No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Debentures offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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                               TABLE OF CONTENTS
                             Prospectus Supplement

                                                                            Page
                                                                            ----
Where You May Find More Information........................................  S-2
The Company................................................................  S-2
Ratio of Earnings to Fixed Charges.........................................  S-3
Use of Proceeds............................................................  S-3
Description of Debentures..................................................  S-3
Certain Federal Income Tax Considerations.................................. S-11
Underwriting............................................................... S-14
Validity of Debentures..................................................... S-14

                                  Prospectus

Available Information......................................................    2
Documents Incorporated by Reference........................................    2
The Company................................................................    3
Ratio of Earnings to Fixed Charges.........................................    4
Use of Proceeds............................................................    4
Description of Debt Securities.............................................    4
Plan of Distribution.......................................................   13
Validity of Securities.....................................................   14
Experts....................................................................   14

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                                 $200,000,000

                              BURLINGTON NORTHERN
                             SANTA FE CORPORATION

                       Puttable Reset Securities PURSSM
                               due May 13, 2029


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                                     BNSF

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                             GOLDMAN, SACHS & CO.


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